SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Micro Linear Corporation

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Micro Linear Corporation

2050 Concourse Dr.
San Jose, CA 95113
(408) 433-5200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 1, 2002

June 20, 2002

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Micro Linear Corporation, a Delaware corporation, which will be held on Thursday, August 1, 2002 at 10:00 a.m. Pacific Daylight Time at the Sheraton San Jose, located at 1801 Barber Lane, Milpitas, California.

      At the meeting we will:

1. Elect six directors to serve until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. Ratify the appointment of PricewaterhouseCoopers LLP as Micro Linear’s independent auditors for the fiscal year ending December 29, 2002; and

3. Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

      Stockholders of record as of the close of business on Friday, June 14, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders eligible to vote at the meeting will be available for review during Micro Linear’s regular business hours at our headquarters, located at 2050 Concourse Drive, San Jose, California, for ten days prior to the meeting.

      It is important for your shares to be represented at the Annual Meeting. We hope that you will promptly mark, sign, date and return the enclosed proxy even if you plan to attend the meeting. Your proxy card may also include instructions about how to vote by telephone or by using the Internet. If you attend the meeting on August 1, you may vote in person even if you have already returned a Proxy Card.

      We look forward to seeing you at the meeting.

For the Board of Directors,

JORGE DEL CALVO
Secretary

June 20, 2002

San Jose, California

IMPORTANT: Whether or not you plan to attend the meeting, please complete and promptly return the enclosed proxy in the envelope provided.

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PRICE PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL TWO
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

MICRO LINEAR CORPORATION

2050 Concourse Dr.
San Jose, CA 95113
(408) 433-5200

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

      The Board of Directors of Micro Linear Corporation, a Delaware corporation (which we will refer to as the “Company” or “Micro Linear” throughout this Proxy Statement), is soliciting proxies for the 2002 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. The Annual Meeting will be held on Thursday, August 1, 2002 at 10:00 a.m. Pacific Daylight Time, and any adjournment or postponement thereof, at the Sheraton San Jose, located at 1801 Barber Lane, Milpitas, California (the “Annual Meeting”).

      This Proxy Statement, the accompanying proxy card and Micro Linear’s Annual Report on Form 10-K, which contains financial statements and schedules required to be filed for the fiscal year ended December 30, 2001, will be first mailed on or about June 21, 2002 to stockholders entitled to vote at the meeting. Our principal executive offices are located at 2050 Concourse Dr., San Jose, CA 95113. Our telephone number is (408) 433-5200.

      Micro Linear will pay the cost of soliciting proxies, including expenses incurred by brokerage firms and other representatives of beneficial owners in forwarding solicitation materials to beneficial owners. Directors, officers and regular employees may solicit proxies, either personally or by fax or telephone, on behalf of Micro Linear, without additional compensation.

      Micro Linear will provide copies of exhibits to the Annual Report on Form 10-K to any requesting stockholder upon payment of a reasonable fee and upon request of the stockholder made in writing to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95113, Attn: Gwen Adams, Investor Relations. The request must include a representation by the stockholder that, as of June 14, 2002, the stockholder was entitled to vote at the Annual Meeting.

Who Can Vote

      Stockholders of record at the close of business on June 14, 2002 (which we will refer to as the “Record Date” throughout this Proxy Statement) are entitled to vote at the Annual Meeting. As of June 14, 2002, 12,064,572 shares of common stock, $0.001 par value per share (the “Common Stock”), were outstanding and entitled to vote.

How You Can Vote

      You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Shares represented by the proxies received in response to this solicitation, and not properly revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxy. On matters coming before the Annual Meeting for which the stockholder specifies a choice on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the six nominees for director listed in this Proxy Statement and “FOR” the ratification of the appointment of Micro Linear’s independent auditors.

      Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted via the Internet or by telephone must be received by the deadline given on the proxy, which is earlier than the time of the Annual Meeting. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person, should you decide to attend the Annual Meeting.

      Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in a brokerage account in the broker’s name (“street name”), you must request a legal proxy from your stockbroker in order to vote at the meeting.

Revocability of Proxies

      Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	By voting in person at the Annual Meeting;

•	By submitting written notice of revocation to the Secretary of the Company prior to or at the Annual Meeting; or

•	By submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote

      Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” with respect to one or more of the nominees. Directors are elected by a plurality vote, and the six persons receiving the highest number of “FOR” votes will be elected. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal(s) submitted for stockholder approval at the Annual Meeting. The other proposal(s) submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal, and thus will have the same effect as a vote against a proposal.

      If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” the ratification of PricewaterhouseCoopers LLP as Micro Linear’s independent public accountants.

Quorum; Abstentions; Broker Non-Votes

      The presence in person or by proxy of the holders of a majority of the outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If you do not vote, and you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will have discretionary authority to vote your shares “FOR” each director or to withhold votes for each or every director. Your broker will also have the discretionary authority to vote your shares “FOR” or “AGAINST” the ratification of the appointment of PricewaterhouseCoopers LLP. These “broker non-votes” will be counted for purposes of establishing a quorum for the meeting. These shares will not be counted for purposes of determining the number of votes cast with respect to any proposal on which a broker has expressly not voted, or does not have the discretionary authority to vote your shares without instructions from you. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal.

      Voting results are tabulated and certified by our transfer agent, American Stock Transfer and Trust Company. The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the third quarter of fiscal year 2002.

IMPORTANT

      Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      The Board of Directors proposes the election of six directors of the Company at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” the Company’s six nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting, or until a successor has been elected and qualified.

      Biographical information concerning each of the nominees is set forth below.

	Director
Name	Since	Age	Principal Business Experience for the Past Five Years

Timothy A. Richardson(1)	2000	45	Mr. Richardson became President and Chief Executive Officer of the Company in May 2002. He was a co-founder of VeriFiber Technologies, a company involved in the development and production of optical components and systems, and became President of VeriFiber Technologies in January 1997. He became Executive Vice President, Business Development of Bandwidth9 when VeriFiber Technologies and Bandwidth9 merged in August 2000. He currently sits on the Technology Advisory Board for Real Chip. From 1984 to December 1997, Mr. Richardson held various management positions with Beacon Electronics, an electronics manufacturer’s representative company, including the position of Vice President.
David L. Gellatly	1997	58	Mr. Gellatly served as Chief Executive Officer, President and Chairman of the Board from January 1999 until May 2002. From 1982 to January 1999, Mr. Gellatly was the principal of New Technology Marketing, a high technology marketing consulting company.
James J. Harrison(1)	2000	59	Mr. Harrison is currently a private investor. He was a General Partner in Geo Capital Partners, a venture capital firm, from January 1985 to December 1998.
William B. Pohlman(2)	1999	59	Mr. Pohlman has served as Chairman and Chief Technology Officer of Primarion, Inc. since December 1999. From August 1985 to May 1999, he held various management positions with Intel Corporation, including positions as Vice President, Microprocessor Group and Director of Development Efficiency Programs.
Joseph D. Rizzi(1)(2)	1997	58	Mr. Rizzi is currently a private investor. From 1986 through the present, Mr. Rizzi has served as a general partner of Matrix Partners, a venture capital firm. Mr. Rizzi also serves as a member of the board of directors of Veritas Software Corp., a developer of storage management software.
A. Thampy Thomas(1)	2002	56	Mr. Thomas is currently a private investor. He founded and served as President and CEO of NexGen, the developer of the first alternative to Intel Pentium microprocessors, from its inception in 1986 until 1991, and as Chairman of its Board of Directors until 1994. NexGen merged with Advanced Micro Devices (AMD) in 1994.

(1)	Member of the Audit Committee. Mr. Richardson served as a Member of the Audit Committee until his appointment in May 2002 as President and Chief Executive Officer of the Company. Mr. Thomas was appointed to the Audit Committee in May 2002.

(2)	Member of the Compensation Committee.

      There are no family relationships between any directors or executive officers of the Company.

Vote Required for Approval

      The six candidates receiving the highest number of “FOR” votes shall be elected to the Company’s Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

      The Board of Directors recommends that the stockholders vote “FOR” the nominees set forth above.

Board Meetings and Committees

      The Board of Directors of the Company held three meetings during fiscal 2001.

      The Board of Directors has appointed an Audit Committee and a Compensation Committee.

      The Audit Committee, which in fiscal 2001 consisted of James Harrison, Timothy Richardson and Joseph Rizzi, held three meetings during fiscal 2001. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company’s management and independent auditors, recommends resolutions for any dispute between the Company’s management and its auditors, and reviews other matters relating to the relationship of the Company with its auditors. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. However, the Audit Committee does consult with management and the Company’s independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the Company’s financial affairs.

      The Compensation Committee, which in fiscal 2001 consisted of Joseph Rizzi and William Pohlman, held three meetings during fiscal 2001. The Compensation Committee makes recommendations to the Board of Directors regarding the Company’s executive compensation policies and administers the Company’s stock option plans and employee stock purchase plan.

      Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which that director served.

Compensation of Directors

      Directors do not receive cash compensation for serving on the Board of Directors. Non-employee directors participate in the Company’s 1994 Director Option Plan (the “Director Plan”). Under an amendment to the Plan approved by the Company’s stockholders in June 2000, each non-employee director automatically receives an option to purchase 50,000 shares of Common Stock on the date on which he or she first becomes a director. This initial grant vests at the rate of twenty-five percent (25%) of the shares subject to the option on each of the first and second anniversaries of the date of grant and  1/48 of the shares subject to the option each month thereafter. In addition, each non-employee director automatically receives an option to purchase 10,000 shares of Common Stock upon re-election to the Board of Directors at each annual meeting of stockholders, provided the director has been a member of the Board of Directors for at least six months upon the date of re-election. These annual re-election grants vest ratably over a twelve-month period. Options granted under the 1994 Director Option Plan have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and a term of 10 years. In the event of a merger, or the sale of substantially all of the assets of the Company, if the successor corporation does not agree to assume options awarded under the 1994 Director Option Plan, or to substitute equivalent options, each such outstanding option becomes fully vested and exercisable.

      In January 2002, the Board of Directors granted Timothy Richardson an option to purchase 10,000 shares of Common Stock, in recognition of his contribution to the identification of, and help in hiring, Brent Dix as Vice President of the Company’s Salt Lake City Design Center. The shares subject to this option have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, and vest over a three year period. The Board also approved options to purchase 40,000 shares of Common Stock to Joseph Rizzi and William Pohlman, who joined the Board prior to the 2000 Annual Meeting of Stockholders. The initial automatic option grants to Mr. Rizzi and Mr. Pohlman, according to the prior terms of the Director Plan, were for only 10,000 shares. The shares subject to these options have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and vest as to 25% of the shares immediately and 75% of the shares ratably over three years. All three of these discretionary grants were made under the Company’s 1998 Nonstatutory Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2001 the Compensation Committee of the Board of Directors consisted of Mr. Rizzi and Mr. Pohlman, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of June 2, 2002 as to shares of Common Stock beneficially owned by:

•	each of the holders of five percent or more of the outstanding Common Stock;

•	each of the current directors and nominees for director of the Company;

•	each of the executive officers named under “Executive Compensation — Summary Compensation Table”; and

•	all current directors and executive officers as a group.

      Ownership information is based solely on information furnished by the respective individuals or entities, as the case may be. As of June 2, 2002, there were 12,064,572 shares of Micro Linear Common Stock issued and outstanding. Unless otherwise indicated, the address for the following is c/o Micro Linear Corporation, 2050 Concourse Dr., San Jose, California 95131.

		Right to Acquire
	Shares of	Beneficial		Percent of
	Common Stock	Ownership	Total	Common
	Beneficially	on or before	Beneficial	Stock
Name of Beneficial Owner	Owned(1)	8/1/2002(2)	Ownership(1)	Outstanding(1)

5% Stockholders
David L. Babson & Company Inc.(3)	1,621,100	—	1,621,100	13.4%
One Memorial Drive Cambridge, MA 02142-1300
Dimensional Fund Advisors, Inc.(4)	912,800	—	912,800	7.6
1299 Ocean Avenue, 11th Fl Santa Monica, CA 90401
Kahn Investment Management, LLC(5)	796,900	—	796,900	6.6
6606 Worsham Ct. Windmere, FL 34786
Executive Officers and Directors
David L. Gellatly	20,000	617,000	637,000	5.0
Joseph D. Rizzi	108,600	63,167	171,767	1.4
Ronald K. Bell	—	149,999	149,999	1.2
David C. Neubauer	1,250	119,792	121,042	1.0
Michael W. Schradle	1,500	62,500	64,000	*
James J. Harrison	17,000	35,625	52,625	*
William B. Pohlman	7,300	42,292	49,592	*
Timothy A. Richardson	—	39,583	39,583	*
Peter L. Manno(6)	250	100,000	100,250	*
A. Thampy Thomas	—	—	—	*
All officers and directors as a group (11 persons)	155,900	1,229,958	1,385,858	10.4%

*	Less than 1%.

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable on or before August 1, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing percent ownership of any other person.

(2)	Represents shares issuable upon the exercise of options to purchase Common Stock which are exercisable within 60 days of June 2, 2002 (shares exercisable on or before August 1, 2002).

(3)	Based solely on information supplied to the Company by David L. Babson & Co. Inc. on May 30, 2002. The shares listed are owned by various investment advisory clients of David L. Babson & Company Inc., which may have been deemed a beneficial owner of the shares only by virtue of the direct or indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with such clients.

(4)	Based solely on information supplied to the Company by Dimensional Fund Advisers, Inc. (“Dimensional”) on May 29, 2002. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 912,800 shares of the Company’s Common Stock as of 03/31/02. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of all such securities.

(5)	Based solely on information supplied to the Company by Kahn Capital Investment Partners on May 29, 2002. The shares are held by Kahn Capital Partners, L.P., and other private investment funds, of which Kahn Investment Management, LLC (the reporting entity) is the investment manager.

(6)	Includes 25,000 options which will be vested as of August 1, 2002 and 75,000 options which are currently subject to the Company’s right of repurchase if the optionee is terminated or resigns for any reason, which right lapses over time.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes all compensation paid to Micro Linear’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers as of the end of fiscal 2001 whose salary and bonus for services rendered in fiscal 2001 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Options	Compensation(2)

David L. Gellatly(3)	2001	$330,000	$250,000	$79,091	100,000	$33,389
Chief Executive Officer	2000	330,000	115,500	—	—	45,489
	1999	309,695	115,500	—	500,000	40,271
Ronald K. Bell(4)	2001	240,000	63,750	2,580	50,000	7,755
Senior Vice President,	2000	222,457	13,500	—	100,000	7,755
Engineering	1999	130,765	26,700	—	100,000	5,671
Peter L. Manno(5)	2001	101,712	—	—	100,000	6,298
Vice President, Marketing
David C. Neubauer(6)	2001	200,003	86,250	—	50,000	7,892
Vice President, Sales	2000	199,992	13,500	—	50,000	6,344
	1999	123,072	27,300	—	100,000	4,142
Michael W. Schradle(7)	2001	200,004	21,250	430	50,000	10,327
Chief Financial Officer	2000	85,385	—	—	100,000	6,577

(1)	Amounts in this column represent reimbursement during the fiscal year for the payment of taxes. Mr. Gellatly’s cash reimbursement during fiscal 2001 included reimbursements for Tax Years 1999 and 2000.

(2)	The amounts in this column are described below:

		Life	Long-Term	Company		Total,
		Insurance	Disability	401(k)	Living	All Other
Name	Year	Premiums	Premiums	Contributions	Expenses	Compensation

David L. Gellatly	2001	$5,160	3,193	$2,080	$22,956	$33,389
	2000	5,160	3,068	2,080	35,181	45,489
	1999	2,670	3,278	1,520	32,803	40,271
Ronald K. Bell	2001	2,580	3,095	2,080	—	7,755
	2000	2,580	3,095	2,080	—	7,755
	1999	1,325	3,306	1,040	—	5,671
Peter L. Manno	2001	1,290	3,968	1,040	—	6,298
David C. Neubauer	2001	1,505	4,307	2,080	—	7,892
	2000	—	4,264	2,080	—	6,344
	1999	—	3,102	1,040	—	4,142
Michael W. Schradle	2001	2,580	5,667	2,080	—	10,327
	2000	430	5,667	480	—	6,577

(3)	Mr. Gellatly became Chief Executive Officer of the Company in January 1999. The total for Mr. Gellatly’s 1999 Living Expenses includes $5,000 paid to buy out the office lease of Mr. Gellatly’s consulting business at the time he became President and CEO of Micro Linear.

(4)	Mr. Bell was hired as Vice President, Communications Products in April 1999. He became Senior Vice President of Engineering in May 2000.

(5)	Mr. Manno became Vice President, Marketing in June 2001.

(6)	Mr. Neubauer became Vice President of Sales in May 1999.

(7)	Mr. Schradle became Chief Financial Officer of the Company in July 2000.

Option Information

      The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal 2001, and the number and value of the options held by such officers as of December 31, 2001. The exercise price in all cases is equal to 100% of the fair market value of our Common Stock on the date of grant.

      In addition, in accordance with the Securities and Exchange Commission rules, the table shows the hypothetical gains that would exist for these options. Gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted, and do not represent the Company’s estimates or projections of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. The actual value that an executive may realize, if any, will depend upon the difference between the market price of our Common Stock and the exercise price of the option on the date the option is exercised.

Option Grants in Last Fiscal Year

	Individual Grants(1)
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		For Option Term
	Options	Employees	Price	Expiration
Name	Granted	In 2001(2)	($/Sh)	Date	5%	10%

David L. Gellatly	100,000	6.2%	$3.625	1/23/2011	$227,974.30	$577,731.64
Ronald K. Bell	50,000	3.1	3.625	1/23/2011	113,987.15	288,865.82
Peter L. Manno	100,000	6.2	2.300	7/24/2011	144,645.76	366,560.77
David C. Neubauer	50,000	3.1	3.625	1/23/2011	113,987.15	288,865.82
Michael W. Schradle	50,000	3.1	3.625	1/23/2011	113,987.15	288,865.82

(1)	All options were granted under the Company’s 1991 Stock Option Plan (the “Option Plan”) or the Company’s 1998 Nonstatutory Stock Option Plan. Unless otherwise noted, 25% of the options vest on the first anniversary of the date of grant, an additional 25% of the shares on the second anniversary of the date of grant, and an additional 1/48 of the shares subject to the option at the end of each month thereafter. The options have a term of 10 years, subject to earlier termination if the officer leaves the Company.

(2)	Based on a total of 1,569,475 options granted to employees in 2001.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table shows information about option exercises by the Named Executive Officers during fiscal 2001, and the value of unexercised options at the end of fiscal 2001. Value at fiscal year end is measured as the difference between the exercise price and fair market value on December 31, 2001, which was $2.80.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David L. Gellatly	—	—	392,000	225,000	—	—
Ronald K. Bell	—	—	91,666	158,334	—	—
Peter L. Manno(1)	—	—	100,000	—	$50,000.00	—
David C. Neubauer	—	—	77,083	122,917	—	—
Michael W. Schradle	—	—	25,000	125,000	—	—

(1)	Shares exercisable were subject at fiscal year-end to the Company’s right of repurchase if the optionee is terminated or resigns for any reason. The Company’s right of repurchase lapses over time.

Employment Contracts and Termination of Employment and Change of Control Arrangements

      In January 1999, the Company entered into an employment agreement with David L. Gellatly. Mr. Gellatly’s employment agreement provided for an initial base salary of $330,00 per year, which was reviewed each year by the Compensation Committee. In addition, Mr. Gellatly was eligible to receive an annual cash bonus of up to 100% of his base salary, provided he achieved certain performance objective established by the Compensation Committee. Mr. Gellatly also received an option to purchase 500,000 shares of the Company’s Common Stock. The option had a one year cliff after which 25% of the shares subject to the option became exercisable, and thereafter the remaining shares became exercisable in equal monthly installments over the next three years. In addition, Mr. Gellatly’s employment agreement provided that the Company would make payments for certain of Mr. Gellatly’s living expenses, maintain a life insurance policy and long term disability policy and pay for certain other expenses during his tenure as Chief Executive Officer. His agreement also provided for continuing base salary payments for 12 months in the event of the termination of his employment “without cause” or resignation for a “good reason,” as those terms are defined in the agreement. In addition, Mr. Gellatly’s employment agreement provided for continuing health, life and other similar insurance plans for 12 months following termination without cause or resignation for a good reason. In May 2002, when Mr. Gellatly resigned his positions as Chairman, President and Chief Executive Officer, the Company agreed to pay Mr. Gellatly’s base salary and to provide for continuing health, life and other similar insurance plans for the next 12 months, to accelerate the vesting of 100% of his unvested options and to allow him to exercise his options for 12 months after he ceases to serve as a director of the Company.

      In May 2002, Timothy Richardson was elected as President and Chief Executive Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Richardson’s base salary is $300,000 per year. He will have the opportunity to earn a bonus of up to $100,000, payment of which will be determined by the Compensation Committee based upon successful completion of certain performance objectives. In addition, Mr. Richardson received an option to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option has a one year cliff after which 25% of the shares subject to the option become exercisable, and thereafter the remaining shares become exercisable in equal monthly installments over the next three years. In the event of a change of control of the Company, 100% of the shares subject to the option shall become immediately exercisable. In addition, Mr. Richardson’s employment agreement provides that the Company will maintain a life insurance policy and long term disability policy during his tenure as Chief Executive Officer. Mr. Richardson’s employment agreement also provides that the Company will cover Mr. Richardson’s relocation costs and provide him with a short-term bridge loan pending the sale of his home in Georgia. Under the terms of his agreement, if Mr. Richardson is terminated by the Company “without cause” or resigns for “good reason” (as those terms are defined in the agreement), the Company will continue his base salary and group health and life insurance benefits for 12 months.

      Peter Manno, Vice President of Marketing, has an agreement with the Company providing for severance equal to six months of base salary and acceleration of the vesting of 50% of all unvested stock options in the event Mr. Manno’s employment is terminated by the Company without cause.

      In the event of a “change of control,” 50% of the unvested shares subject to options held by Named Executive Officers other than the Chief Executive Officer immediately vest and become exercisable. For this purpose, “change of control” is defined as an acquisition of the Company or the sale of all or substantially all of the Company’s assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Micro Linear paid GreatPlays LLC $160,275 for consulting services rendered during fiscal year 2001. GreatPlays LLC is a business owned and operated by Renee Gellatly, daughter of David L. Gellatly, who served as Micro Linear’s Chairman, President and Chief Executive Officer until May 2002, and is currently a member of our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The compensation committee of the Board of Directors (the “Compensation Committee”) sets, reviews and administers the executive compensation program of the Company. During fiscal 2001, two non-employee directors, Joseph Rizzi and William Pohlman, served as members of the Compensation Committee. The role of the Compensation Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company’s stock option plans and employee stock purchase plan. The Company’s Board of Directors reviews and approves all stock option grants to employees and all executive officer base salaries and cash bonus payments.

      Compensation Philosophy. The Company’s compensation philosophy is that cash compensation must (a) be competitive with compensation offered by other semiconductor companies of comparable size, in order to help motivate and retain existing staff, and (b) provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to stay with the Company to a degree that is critical to the Company’s long-term success.

      The Company generally intends to qualify executive compensation for deductibility under section 162(m) of the Internal Revenue Code, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. The Company does not expect that the compensation to be paid to any of its executive officers for fiscal 2002 will exceed the $1 million limit.

      Components of Executive Compensation. The principal cash components of executive compensation are base salary and cash bonuses. The equity component consists of stock options.

      Base salary is set for executives commensurate with each officer’s level of responsibility and competitive with salaries paid by companies of comparable size within the Company’s industry. The Compensation Committee conducts an annual survey of companies in the Company’s industry to determine whether the Company’s executive base compensation is within the competitive range. In 1999, the Compensation Committee determined that executive officer salaries should be reviewed on a calendar-year basis.

      It is the policy of the Company that variable, at-risk bonus compensation should comprise a meaningful portion of the annual executive compensation and should be determined by the performance of each executive officer, based on stated individual goals and the overall earnings performance of the Company. For each executive officer, a target bonus award is established each fiscal year. The actual bonus award for executive officers other than the Chief Executive Officer is determined by the Chief Executive Officer, with review by the Compensation Committee, and paid annually. The Chief Executive Officer’s actual bonus payment is determined by the Compensation Committee, and paid annually. For fiscal 2001, the target annual bonus for executive officers, to be paid in 2002, ranged from $70,000 to $100,000, and the target bonus for Mr. Gellatly, the Chief Executive Officer, was $165,000. As of June 14, 2002, no bonuses for fiscal year 2001 have been paid.

      Stock options are generally granted when an executive joins the Company and on an annual basis thereafter. The options granted to each executive vest over a four-year period. In addition to the stock option program, executives are eligible to participate in the Company’s 1994 Employee Stock Purchase Plan, pursuant to which stock may be purchased at 85% of the lower of the fair market value at the beginning and end of each offering period.

      Other elements of executive compensation include a supplemental life insurance program, supplemental long-term disability insurance, Company-wide medical benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company matches annual contributions under the 401(k) plan up to a maximum of $2,080.

Chief Executive Officer Compensation

      The Compensation Committee determines the compensation of the Chief Executive Officer using the same criteria as for the other executive officers. In fiscal 2001, Mr. Gellatly’s salary was $330,000. In January 2001 Mr. Gellatly received a $250,000 bonus and was awarded an option to purchase 100,000 shares of Common Stock. According to its original terms, the option vests over a four year period. When Mr. Gellatly resigned his position in May 2002, the Company agreed to accelerate the vesting of 100% of the unvested shares of all of Mr. Gellatly’s option grants. All of his unexercised options will remain exercisable for 12 months after he ceases to be a Director of the Company.

      In addition, the Company has made payments for certain of Mr. Gellatly’s living expenses during his tenure as Chief Executive Officer. Mr. Gellatly has not received any other special or additional compensation, beyond that received by all officers, other than reimbursement of certain living expenses.

      In May 2002, Timothy Richardson was elected as President and Chief Executive Officer of the Company. Pursuant to the terms of his Employment Agreement, Mr. Richardson’s base salary will be $300,000 per year. He will have the opportunity to earn a bonus of up to $100,000, payment of which will be determined by the Compensation Committee of the Board based upon successful completion of certain performance objectives. In addition, Mr. Richardson received an option to purchase 500,000 shares of Common stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option will vest over four years, and will be subject to 100% acceleration of vesting upon a change in control of the Company. The Company will cover Mr. Richardson’s relocation costs and provide him with a short-term loan pending the sale of his home in Georgia.

THE COMPENSATION COMMITTEE

Joseph D. Rizzi
William Pohlman

STOCK PRICE PERFORMANCE GRAPH

      In accordance with the rules of the Securities and Exchange Commision (the “SEC”), the following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company’s Common Stock with the Standard & Poor’s 500 Index, the Standard & Poor’s Semiconductor Index and the Nasdaq US Index, assuming an investment of $100 in each on December 31, 1996. As required by the SEC, the graph below includes the Standard & Poor’s 500 Index because that index was presented in the Stock Price Performance Graph in the Company’s proxy statement for the previous fiscal year. Included this year in the Stock Price Performance Graph is the Nasdaq US Index. The Company’s Common Stock is listed on the Nasdaq National Market, and we believe the Nasdaq US Index provides a better basis of comparison of cumulative stockholder return based on the nature, type and size of the companies included in the Nasdaq US Index as compared to the companies included in the Standard & Poor’s 500 Index. The stock price information shown on the graph below is not necessarily indicative of future price performance.

PERFORMANCE GRAPH

		INDEXED RETURNS
	Base	Years Ending
	Period
Company/Index	Dec 96	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01

MICRO LINEAR CORP	100	91.30	47.83	99.28	46.38	32.46
S&P 500 INDEX	100	133.36	171.48	207.56	188.66	166.24
ELECTRONICS(SEMICNDCTR)-500	100	107.61	180.31	282.88	225.06	188.50
NASDAQ US INDEX	100	122.48	172.70	320.88	193.00	153.13

      The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Stock Price Performance Graph” shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except that the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

      The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring the compliance with laws and regulations. The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee on October 31, 2000. The Company’s management has primary responsibility for preparing financial statements and the financial reporting process. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements in accordance with generally accepted accounting principles.

      During the fiscal year ended December 30, 2001, the Audit Committee was composed of three non-employee members, James Harrison, Timothy Richardson and Joseph Rizzi, each of whom was independent as defined by the Nasdaq rules. In May 2002, Mr. Richardson was appointed as the Company’s Chief Executive Officer and President, and stepped down from the Audit Committee. In June 2002, A. Thampy Thomas was appointed as a member of the Audit Committee.

      The Audit Committee of the Board of Directors:

•	reviewed and discussed the audited financial statements with Company management;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Accounting Standards No. 61; and

•	reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with the PricewaterhouseCoopers LLP its independence.

      Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statement be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, for filing with the Securities and Exchange Commission.

      The Audit Committee considers at least annually whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence. The Audit Committee has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the services provided. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 29, 2002.

THE AUDIT COMMITTEE

James Harrison

Timothy Richardson

Joseph Rizzi

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Upon the recommendation of the Company’s Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 29, 2002. This nomination is being presented to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers has served as the Company’s independent auditors since March 1997. A representative of PricewaterhouseCoopers is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Relationship with Independent Auditors

      PricewaterhouseCoopers LLP has served as our independent auditors since 1997. Audit services performed by PricewaterhouseCoopers for fiscal 2001 consisted of the examination of our financial statements and services related to filings with the Securities and Exchange Commission. Upon consideration, the Audit Committee determined that the provision of services other than the audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Fiscal 2001 Audit Firm Fee Summary

      During the fiscal year which ended December 30, 2001, we retained our principal auditor, PricewaterhouseCoopers, to provide services in the following categories and amounts:

Audit fees & expenses, and review of quarterly financials		$100,000
Financial information systems design and implementation		—
All other fees:
Statutory audits	$5,308
Tax compliance — US	30,000
Tax compliance — UK	7,989

Total all other fees		43,297

Total fees billed by PricewaterhouseCoopers for fiscal 2001		$143,297

Vote Required for Approval

      The affirmative vote of a majority of the shares present and voting on the proposal at the Annual Meeting is required to ratify the Board’s selection. If the stockholders reject the nomination, the Board will reconsider its selection.

      The Board of Directors unanimously recommends voting “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 29, 2002.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

      Stockholders of the Company may submit proposals for inclusion in the Company’s 2003 Proxy Statement and consideration at the 2003 Annual Meeting of its stockholders. In order to be included in the Company’s proxy materials for the 2003 Annual Meeting of stockholders, stockholder proposals must be received in writing by the Secretary of the Company no later than February 21, 2003, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      If the date of the 2003 Annual Meeting changes by more than 30 days from the date of this year’s Annual Meeting, stockholder proposals may be properly brought before the 2003 annual meeting if the stockholder provides written notice to the Secretary of the Company at a reasonable time before the general proxy solicitation takes place. You may obtain a copy of the full text of the Bylaws provisions concerning stockholder proposals by writing to the Secretary of the Company. All notices of proposals by stockholders should be sent to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the Company’s directors, executive officers and any owners of more than 10% of the Company’s Common Stock are required to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to identify in this Proxy Statement those persons who failed to file these reports in a timely fashion. To the Company’s knowledge, based solely on a review of 2001 filings and written representations from reporting persons that no other reports were required during the fiscal year ended December 30, 2001, the Company believes all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied for 2001.

OTHER MATTERS

      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

By order of the Board of Directors

TIMOTHY RICHARDSON
Director, Chief Executive Officer and President

June 20, 2002

San Jose, California

PROXY

MICRO LINEAR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints TIMOTHY A. RICHARDSON and MICHAEL SCHRADLE, jointly and severally, as Proxies, with full power of substitution, to vote all shares of Common Stock of Micro Linear Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton San Jose, 1801 Barber Lane, Milpitas, CA, on August 1, 2002 at 10:00 a.m., local time, or any postponement or adjournment thereof. The proxies are being directed to vote as specified on the reverse side hereof, or, if no specification is made, FOR the election of directors, FOR the appointment of PricewaterhouseCoopers LLP as independent auditors and in accordance with their discretion on such other matters that may properly come before the Annual Meeting.

THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE.

     (Continued and to be signed on reverse side.)

------------------------------------------------------- FOLD AND DETACH HERE -------------------------------------------------------

(continued from reverse side)

Please mark your votes as this: [X]

(To withhold authority to vote for any individual nominee, strike that nominee’s name below.)

1.	Election of Directors:
Nominees: David L. Gellatly James J. Harrison William B. Pohlman Timothy A. Richardson Joseph D. Rizzi A. Thampy Thomas

[ ]	FOR all nominees listed (except as withheld below)

[ ]	WITHHOLD AUTHORITY to vote for nominees listed

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2002 fiscal year:

[ ]	FOR

[ ]	AGAINST

[ ]	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

[ ]	Yes

[ ]	No

[ ]	ABSTAIN

I plan to attend the Meeting:

[ ]	Yes

[ ]	No

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of directors and FOR Proposal 2.

Dated ________________________, 2002

Signature(s):

Signature(s):

     (Signature(s) must be exactly as name(s) appear on this proxy. (If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)